                                                                                                            Exhibiit 10.2

 License Agreement

This License Agreement (this "Agreement") is made as of April 20, 2007, between George Foreman Ventures LLC ("Licensor"), on the one hand, and InStride Ventures, LLC ("Licensee" and together with Licensor, the "Parties"), on the other hand.

Section 1. Definitions.

1.1 The Property: The name, image, signature, and likeness of the celebrity George Foreman (approved as herein provided).

1.2 The Articles: Shoes and inserts marketed to diabetics to treat and/or help relieve the complications caused by diabetes.

1.3 The Territory: United States and Canada.

1.4 Advertising Materials: Any artwork, labeling, packaging, design, copy, text, and other promotional or advertising material of any sort, utilizing the Property.

1.5 Products: Articles manufactured and sold utilizing the Property.

Section 2. Grant and Services.

 2.1  Licensee hereby acknowledges that Licensor entered into a Trademark License Agreement (the “Trademark License Agreement”) dated April 2, 2007 with George Foreman Productions, Inc. and George Foreman (collectively “Foreman”) to use the Property in connection with the manufacture, distribution, sale, advertising, promotion and other exploitation of the Products throughout the Territory. Licensee acknowledges and agrees that it shall have not have any greater rights than those granted to Licensor under the Trademark License Agreement.

2.2  Licensor hereby grants to Licensee the non-exclusive license during the Term, to use the Property in connection with the manufacture, distribution, sale, advertising, promotion and other exploitation of the Products throughout the Territory.

2.3 The term hereof shall be the period commencing on the date hereof and continuing for ten (10) years thereafter. Provided Licensor has received Five Million Dollars ($5,000,000) in its share of Retained Revenues as provided in Section 3 below during the initial ten (10) years, then Licensee shall have the right to extend the term for ten (10) additional consecutive years. The "Term" herein shall mean the initial ten (10) year period as same may be extended.

Section 3. Consideration.

3.1 In consideration of the license granted herein, and provided Licensor is not in material breach hereof, Licensee shall pay to Licensor sums equal to five percent (5%) of Licensee's Retained Revenues derived from the sale of the Products hereunder.

3.2 For the purposes of this Agreement, "Retained Revenues" shall mean all monies actually received by Licensee from the sales of the Products, less all of the following:

(A)	Shipping and handling charges actually paid by Licensee, and all sales taxes, use taxes, value added taxes, and any other non-income taxes imposed upon sales;
(B)
refunds, credits or other allowances and/or discounts on account of return or rejection of goods or otherwise granted in the ordinary course of business, as actually incurred and as reserved for (“Returns”);

(C)	uncollectible accounts due to credit card charge backs, bad checks or other reasons an account is uncollectible, as actually incurred and as reserved for (“Uncollectible Amounts”);
(D)	sales made at or below Licensee’s cost of goods for purposes of liquidation or closeout; and
(E)	all payments made to retailers associated with employee sales bonuses.

3.3 The reserve for Returns and Uncollectible Amounts shall initially be ten percent (10%), and shall be adjusted (and liquidated, if applicable) at the end of each calendar quarter to reflect actual returns and uncollectible amounts.

3.4 Licensee shall, within forty-five (45) days following the end of each calendar quarter, starting with the quarter in which sales of the Product commence, submit to Licensor an accounting statement covering the sales of the Product during the preceding quarter, and Licensee shall therewith transmit to Licensor payment of the amount due under this paragraph. Licensee agrees to keep full and accurate books of account respecting the sales of the Product hereunder. Licensee further gives Licensor the right, at its own expense, to examine said books and records on prior written notice of at least fourteen (14) days, insofar as they concern the sale of the Product hereunder and not more often than twice in any calendar year, for the purpose of verifying the accounting statements for no more than eight (8) accounting periods prior to such audit. Licensor may make such examination for a particular statement only once, and only within two (2) years after the date when Licensee sends Licensor the accounting statement pursuant to this paragraph. All statements rendered by Licensee to Licensor shall be binding upon Licensor and not subject to any objection by Licensor for any reason unless specific objection in writing, stating the basis thereof, is given to Licensee within two (2) years from the date rendered. Failure to make specific objection within said time period shall be deemed approval of such statement. Licensee will not have the right to bring an action against Licensee in connection with any statement or payment hereunder unless Licensor commences the suit within six (6) months from the date such written objection, if any, is so given. If the examination by Licensor discloses a discrepancy of five percent (5%) or between the amount actually paid to Licensor and the amount that should have been paid to Licensor, then Licensee shall reimburse Licensor for the actual out-of-pocket cost of the examination.

Section 4. Compliance. The Products shall be manufactured in compliance with the following:

4.1	All requirements of the Fair Labor Standards Act, as amended (the AFLSA), and all regulations and orders of the U.S. Department of Labor issued in accordance thereof;

4.2	State and local laws pertaining to child labor, minimum wage and overtime compensation; and

4.3
With respect to Products (including components thereof) manufactured outside the United States, the wage and hour laws of the country of manufacture and without the use of child, prison or slave labor.

Section 5.	Representations and Warranties.

5.1 Licensor expressly represents and warrants that it has the right to grant the rights herein granted to Licensee without violating the legal or equitable rights of any third party.

5.2 Licensee represents and warrants that it is fully authorized to enter into and perform this Agreement.

5.3 Licensor and Licensee agree to defend, indemnify and hold each other harmless against any and all loss, damage and expense, including attorneys fees and costs arising out of any claims that may be instituted against them by reason of any breach or alleged breach of their respective warranties, representations or agreements hereunder.

5.4 The provisions of this paragraph shall survive the expiration or termination of this Agreement.

Section 6. Termination.

6.1 If Licensee shall at any time breach any of its material obligations hereunder and Licensee shall fail to commence to remedy such default within thirty (30) days after written notice thereof by Licensor, then Licensor may, at its option, terminate this Agreement and the license granted herein by notice to that effect.

6.2 Nothing in this Agreement will be construed to require Licensee to transfer to Licensor any trademarks and/or copyrights in the Products, Advertising Materials and/or any artwork and/or material used in connection with the Products, and/or any materials which were not supplied by Licensor hereunder, and all such materials shall remain the sole property of Licensee. Excluding the Property, any and all trademarks, trade names, slogans, designs, copyrights and methods used in or in connection with the manufacture, sale or advertisement of the Products, shall notwithstanding the termination or expiration of this Agreement, be and remain the sole property of Licensee.

6.3 Notwithstanding any other provision of this Agreement, the License granted herein shall terminate if Licensee does not actively use the Property in connection with the manufacture, distribution, sale, advertising, promotion, or other exploitation of the Products in any period of eight (8) consecutive months or for twenty four (24) total months (not necessarily consecutive) in the initial ten year Term.

Section 7. Miscellaneous.

7.1 This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

7.2 This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

7.3 Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

7.4 Licensor agrees that during the Term of this Agreement, it shall not use, nor shall it permit any other person/entity to use, the Property to manufacture, promote, distribute, market, advertise and/or sell shoes and/or inserts marketed to diabetics to help treat/relieve complications caused by diabetes.

7.5 This Agreement may be amended only by a written agreement executed by both Parties.

7.6 This Agreement may be assigned by Licensee and will be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. Licensee may enter into agreement(s) with third parties to license the rights and obligations granted to it under this Agreement.

7.7 This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein. The Parties hereby consent to the exclusive venue and personal jurisdiction in the Supreme Court of the State of New York or any United States District Court within the State of New York and courts with appellate jurisdiction therefrom.

7.8 Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

7.9 The failure of either Party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder. The headings of sections and other subdivisions of this Agreement are for convenient reference only, and shall not be used in any way to govern, limit, modify or construe this Agreement or otherwise be given any legal effect.

7.10 All notices hereunder shall be in writing at the addresses below and shall be given by certified mail, return receipt requested, or by facsimile transfer with a confirmation copy sent by regular first class mail.

Licensor: c/o Jewelcor Companies, 100 North Wilkes-Barre Blvd., 4th Floor, Wlikes-Barre, PA 18702, Attention: Richard L. Huffsmith, Esq.

Licensee: 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, PA 18702, attention: Efrem Gerszberg and Jeremy Anderson.

IN WITNESS WHEREOF, the Parties have duly executed this License Agreement as of the date set forth above.

GEORGE FOREMAN VENTURES, LLC.

By: ____________________________
Name:__________________________
Title:___________________________

INSTRIDE VENTURES, LLC

By:_____________________________
Name:___________________________
Title:____________________________

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